UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 17, 2013

Kaman Corporation
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

0-1093	06-0613548
(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue, Bloomfield, Connecticut	06002
(Address of Principal Executive Offices)	(Zip Code)

(860) 243-7100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2013, Kaman Corporation (the “Company”) issued a press release announcing that Robert D. Starr has been appointed Senior Vice President and Chief Financial Officer of the Company, effective as of July 1, 2013.  He succeeds William C. Denninger, who notified the Company that he will be retiring from the Company, effective as of June 30, 2013.  A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference in response to this Item 5.02.

5.02(b) – Resignation of Principal Financial Officer.

On April 17, 2013, William C. Denninger, Executive Vice President and Chief Financial Officer (Principal Financial Officer) of the Company, notified the Company that he will be retiring, effective as of June 30, 2013, and he resigned all of his positions with the Company and its affiliates, effective as of such date.

5.02(c) – Appointment of Principal Financial Officer.

On April 17, 2013, the Board of Directors of the Company appointed Robert D. Starr, age 45, Senior Vice President and Chief Financial Officer of the Company, effective as of July 1, 2013.  Mr. Starr has served as Vice President and Treasurer of the Company since April 2009, and he will continue to serve as Treasurer of the Company until a successor is appointed.

Before joining the Company, Mr. Starr served as the Assistant Treasurer of Crane Co., a $2.6 billion diversified manufacturer of highly engineered industrial products, from 2007 to 2009.  Before joining Crane, Mr. Starr served as Managing Director, Corporate Finance, at Aetna, Inc. and as Director, Capital Markets and Risk Management, at Fisher Scientific International, Inc.  He was previously an associate at both Salomon Smith Barney in New York and Chase Securities, Inc. in New York and Singapore.  He is a 1989 graduate of the University of Michigan, where he received a bachelor's degree in accounting, and a 1997 graduate of the University of Chicago Graduate School of Business, where he received an MBA in finance and marketing.  He is a Certified Public Accountant.

Mr. Starr has no family relationships with any Director or executive officer of the Company, and Mr. Starr has no understandings or arrangements with any person pursuant to which he was selected as an officer of the Company.  In addition, Mr. Starr has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

On April 17, 2013, the Board approved, and the parties have since signed, an offer of promotion setting forth the material terms and conditions of Mr. Starr’s continued employment with the Company (the “Promotion Letter”).  A copy of the Promotion Letter is attached as Exhibit 10.1 to this report and is incorporated herein by reference in response to this Item 5.02(c).

The Promotion Letter provides, as follows:

▪	Mr. Starr will become Senior Vice President and Chief Financial Officer on July 1, 2013. He will report directly to the President and Chief Executive Officer.

▪	His transition will begin immediately.

▪
He will receive an annualized base salary of $280,000, payable monthly, which will be reviewed again at the June 4, 2013 meeting of the Personnel & Compensation Committee of the Board of Directors (the “P&C Committee").

▪
It is expected that Mr. Starr will enter into a change in control agreement that will be substantially similar to the change in control agreements that have been provided to the Company’s other non-CEO executive officers.

▪
He will be part of the executive group eligible for annual cash incentives in accordance with the Company’s policies and procedures.  His initial annual incentive target will be 40% of his base salary, which will be reviewed at the June 4, 2013 meeting of the P&C Committee.

▪	It is expected that he will participate in the Kaman Long-Term Incentive Program that begins in January 2014, with a target level equal to 90% of his base salary.

▪	He will receive an automobile allowance of $1,704 per month.

▪
He will continue to be eligible to participate in the Kaman Medical Expense Reimbursement Plan (the “MERP”) for the remainder of 2013, but he will no longer be eligible to participate in the MERP beginning as of January 1, 2014.

The preceding summary of the Promotion Letter is qualified in its entirety by reference to the full text of the Promotion Letter, a copy of which is attached as Exhibits 10.1 to this report.

Item 9.01.                      Financial Statements and Exhibits

(c)         Exhibits

The following documents are filed as Exhibits herewith:

Exhibit 10.1 – Promotion Letter, dated April 17, 2013, between Kaman Corporation and Robert D. Starr.

Exhibit 99.1 - Press Release dated April 18, 2013, announcing the appointment of Robert D. Starr and the retirement of William C. Denninger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ Shawn G. Lisle
Shawn G. Lisle
Senior Vice President and
General Counsel

Date:  April 18, 2013

KAMAN CORPORATION AND SUBSIDIARIES

Index to Exhibits

Exhibit	Description

10.1	Promotion Letter, dated April 17, 2013, between Kaman Corporation and Robert D. Starr.	Attached
99.1	Exhibit 99.1 - Press Release dated April 18, 2013, announcing the appointment of Robert D. Starr and the retirement of William C. Denninger.	Attached